Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, October 12, 2010
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS ITS THIRD CONSECUTIVE QUARTER OF RECORD QUARTERLY REVENUES BY GROWING 6% OVER THE FOURTH QUARTER OF FISCAL 2010.

Milpitas, California, October 12, 2010, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended September 26, 2010.  Record quarterly revenues of $388.6 million for the first quarter of fiscal year 2011 increased $22.4 million or 6% over the previous quarter’s revenue of $366.2 million and increased $152.5 million or 65% over $236.1 million reported in the first quarter of fiscal year 2010.  First quarter net income of $137.2 million increased $12.7 million or 10% over the fourth quarter of fiscal year 2010 and increased $76.6 million or 126% over the first quarter of fiscal year 2010. The results for the first quarter of fiscal year 2011 were impacted by a one-time pre-tax legal charge of $5.3 million included in SG&A expenses which reduced earnings per share (“EPS”) by approximately $0.02 per share.

Diluted EPS of $0.59 in the first quarter increased $0.05 per share or 9% over the fourth quarter of fiscal year 2010 and increased $0.32 per share or 119% over the first quarter of fiscal year 2010.

During the first quarter the Company’s cash, cash equivalents and marketable securities increased by $93.6 million to $1,052 million.  A cash dividend of $0.23 per share will be paid on November 24, 2010 to stockholders of record on November 12, 2010.  In addition, the Board of Directors authorized the Company to purchase, depending on market conditions, up to 10 million shares of its outstanding common stock in the open market over the next two years.

According to Lothar Maier, CEO, “This is the sixth consecutive quarter that the Company has grown revenues and the third consecutive quarter that the Company has achieved record quarterly revenues.  We grew revenues 6% sequentially, at the higher end of our guidance and more in-line with our historical quarterly growth patterns after a year in which quarterly revenues grew sequentially 14%, 9%, 21% and 18%. Our strategy of focusing on traditional analog end-markets (industrial, automotive and communications) has been instrumental in achieving these results.

Once again we had a positive book-to-bill ratio although bookings in total were less than the previous quarter. During the quarter we added more capacity and our average lead times have decreased to eight weeks from ten weeks and we continue plans to bring our lead times into our historic levels of four to six weeks.

As we enter the December quarter there is more uncertainty than in recent quarters which makes forecasting difficult. Although we had another positive book-to-bill ratio, bookings decreased as the quarter progressed. Customers are more confident in their ability to get parts and therefore may continue to adjust inventory levels and safety stock downward. Given the above, we currently forecast that revenue will be flat to down 4% sequentially for the second quarter of fiscal 2011.

This upcoming December quarter has fourteen weeks rather than the customary thirteen weeks.  The extra week will have little impact on revenues; however, operating expenses, primarily labor related costs, will increase modestly.  In addition, the Company expects to call roughly $400 million of its Convertible Senior Notes on November 1st which will reduce interest expense.”

 Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 27, 2010.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 13, 2010 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-4766, or toll free (877) 856-1964 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from October 13, 2010 through October 20, 2010.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #4070237.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 13, 2010 until the first quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers and battery management systems, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended
	September 26,	June 27,	September 27,
	2010	2010	2009
Revenues	$ 388,592	$ 366,165	$ 236,135
Cost of sales (1)	83,731	79,071	59,583
Gross profit	304,861	287,094	176,552

Expenses:
Research & development (1)	56,202	55,050	45,340
Selling, general & administrative (1)	44,082	37,716	31,659
	100,284	92,766	76,999
Operating income	204,577	194,328	99,553
Interest expense	(10,417)	(11,143)	(11,892)
Amortization of debt discount(2)	(6,766)	(7,079)	(7,229)
Interest income	1,916	2,604	3,856
Loss on early retirement of
convertible senior notes(3)	-	(10,458)	-

Income before income taxes	189,310	168,252	84,288
Provision for income taxes	52,060	43,746	23,601

Net income	$ 137,250	$ 124,506	$ 60,687

Earnings per share:
Basic	$ 0.60	$ 0.54	$ 0.27
Diluted	$ 0.59	$ 0.54	$ 0.27

Shares used in the calculation of earnings per share:
Basic	229,367	228,508	226,909
Diluted	231,073	229,938	227,852

Includes the following non-cash charges:
(1)Stock-based compensation
Cost of sales	$ 2,183	$ 2,275	$ 2,295
Research & development	9,767	10,019	9,719
Selling, general & administrative	5,241	5,453	5,475
(2)Amortization of debt discount (non-
cash interest expense)	6,766	7,079	7,229
(3)Non-cash charge on early retirement
of convertible senior notes	-	10,458	-

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 26,	June 27,
	2010	2010
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$1,051,702	$958,069

Accounts receivable, net of
allowance for doubtful
accounts of $2,043 ($2,043
at June 27, 2010)	205,923	176,874

Inventories	58,360	54,044

Deferred tax assets and
other current assets	72,513	75,314
Total current assets	1,388,498	1,264,301

Property, plant & equipment, net	285,742	257,035

Other noncurrent assets	67,099	69,382
Total assets	$1,741,339	$1,590,718

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$27,740	$21,235

Accrued income taxes, payroll & other accrued liabilities	165,166	134,649

Deferred income on shipments
to distributors	31,814	33,700

Convertible senior notes- current portion (1)	395,099	392,926
Total current liabilities	619,819	582,510

Convertible senior notes (1)	771,553	766,960

Deferred tax and other noncurrent
liabilities	201,673	201,463

Stockholders’ equity:
Common stock	1,360,552	1,331,888

Accumulated deficit	(1,214,147)	(1,294,077)

Accumulated other
comprehensive income	1,889	1,974
Total stockholders’ equity	148,294	39,785
	$1,741,339	$1,590,718

(1) Principal owed on Convertible Senior Notes at September 26, 2010 and June 27, 2010 is $1,241 million.  The above amounts include non-cash adjustments of $74.3 million at September 26, 2010 and $125 million at June 27, 2010.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended
	September 26,	June 27,	September 27,
	2010	2010	2009

Reported net income
(GAAP basis)	$137,250	$124,506	$60,687

Stock-based compensation	17,191	17,747	17,489
Amortization of debt
discount(1)	6,766	7,079	7,229
Non-cash charge on early
retirement of convertible
senior notes(2)	-	10,458	-
Income tax effect of
non-GAAP adjustments	(6,588)	(9,174)	(6,921)

Non-GAAP net income	$154,619	$150,616	$78,484

Basic	$0.67	$0.66	$0.35
Diluted	$0.67	$0.66	$0.34

1)	Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

2)	Non-cash charge on early retirement of convertible senior notes primarily relates to the write-off of the unamortized discount and debt issuance costs.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.